AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DVL, INC.

DVL, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.           That the Corporation was originally incorporated under the name Del-Val Credit Corporation, and the date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 28, 1977.

2.           The Certificate of Incorporation is hereby further amended by deleting Article ELEVENTH in its entirety.

3.           The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of DVL, Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

4.           The amendments and the restatement of the Restated Certificate of Incorporation herein certified have been fully adopted by the stockholders in accordance with the provisions of Section 242 and of Section 245 of the General Corporation Law of the State of Delaware.

5.           The effective time of the Restated Certificate of Incorporation and of the amendments herein certified shall be 5:00 pm EST on February 7, 2011.

6.           The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DVL, INC.

1.           Name.  The name of this Corporation shall be DVL, INC.

2.           Registered Office.  The location of the Registered Office of this Corporation within this State is 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, Delaware, 19808.  The name of the Registered Agent therein and in charge thereof upon whom process against the Corporation may be served, is:  CORPORATION SERVICE COMPANY.

3.           Purposes.  The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to do all things and exercise all powers, rights and privileges which a business corporation may now or hereafter be organized or authorized to do or to exercise under the laws of the State of Delaware.

4.           Capitalization.  The total number of shares of common stock which the Corporation is authorized to issue is twelve thousand (12,000) at a par value of $.01 per share (“Common Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of the State of Delaware this Restated Certificate of Incorporation of the Corporation, each 7,500 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”).  No fractional shares shall be issued in connection with the Reverse Stock Split.  Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying $0.14 by the number of shares owned prior to the split.  Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

5.           Directors and By-Laws.  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by the Board of Directors of the Corporation, provided that any By-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

6.           Voting by Ballot.  Elections of Directors need not be by ballot unless the By-Laws of the Corporation provide otherwise.

7.           Right to Amend Certificate of Incorporation.  The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in this Certificate of Incorporation, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article 7.

8.           Business Combinations.  (Capitalized and other relevant terms used herein are defined in Paragraph 8.3 of this Article 8.)

8.1           Except as otherwise expressly provided in paragraph 8.2 of this Article

8.1.1                 any merger or consolidation of the Corporation or any subsidiary with or into any other person (or any Affiliate or Associate thereof) or any merger of any other person (or any Affiliate or Associate thereof) into the Corporation or any subsidiary;

8.1.2                 any sale, lease, exchange or other disposition (in one transaction or a series of transactions), whether or not in partial or complete liquidation, of all or any substantial part of the assets of the Corporation or any subsidiary to or with any other person or any Affiliate or Associate of such other person;

8.1.3                 any issuance or transfer by the Corporation or any subsidiary (in one transaction or a series of transactions) of any securities of the Corporation having voting power (whether generally or upon the happening of any contingency) having an aggregate Market Value in excess of $10,000,000 to any other person or any Affiliate or Associate of such other person in exchange for securities, cash or other property or a combination thereof;

8.1.4                 any adoption of a plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any other person or any Affiliate or Associate or such other person;

8.1.5                 any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any subsidiary or any other transaction (whether or not with or into or otherwise involving any other person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Voting Stock of the Corporation or any subsidiary which is directly or indirectly owned by any other Person or any Affiliate or Associate of any other person;

8.1.6                 any amendment to the By-Laws of the Corporation proposed by or on behalf of any other person or any Affiliate or Associate of such other person;

8.1.7                 any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses 8.1.1 through 8.1.6; or

8.1.8                 any series of transactions by any other person or any Affiliate or Associate of any other person that a majority of Disinterested Directors determine are related and that, taken together, would constitute a Business Combination shall, if in any such case, as of the record date for determination of stockholders entitled (by reason of this Article 8 or otherwise) to notice of and to vote on such transaction, such other person is a Control Person and all of the conditions of clauses 8.1.1 through 8.1.6 of this paragraph 8.1 are not satisfied, require approval by the holders of at least 66.7% of such outstanding shares as are not beneficially owned by such Control Person.  Such vote shall be in addition to any other vote by the holders of any class of stock of the Corporation which may be required by the Certificate of Incorporation of the Corporation or applicable law.  The conditions of this paragraph 8.1 (each of which shall apply to any Business Combination involving a Control Person notwithstanding that such Business Combination may not involve the receipt of any cash, securities or other property by the holders of Voting Stock of the Corporation other than by such Control Person and its Affiliates) are:

8.1.8.1                    Amount of Consideration.  The holders of Voting Stock of the Corporation (other than such Control Person and its Affiliates and Associates) shall receive an aggregate amount per share of (i) cash and (ii) consideration other than cash as calculated by the Market Value on the Valuation Date, not less than the Highest Per share Price.  It is intended that the requirements of this clause 8.1.8.1 shall be required to be met with respect to every class of outstanding Voting Stock, whether or not such Control Person has previously acquired any shares of a particular class of Voting Stock.

8.1.8.2                    Type of Consideration.  The consideration to be received in such Business Combination by the holders of Voting Stock of the Corporation (other than by such Control Person and its Affiliates) shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares of Voting Stock owned by such stockholder, be in cash or in the same form and of the same kind as the consideration paid theretofore by such Control Person or its Affiliates or Associates to acquire any such shares of Voting Stock then beneficially owned by it.  If such Control Person or its Affiliates or Associates have paid varying forms of consideration, the forms of consideration to be received by such stockholders in such Business Combination shall be either cash or the form used to acquire the largest number of shares of Voting Stock of the Corporation previously acquired by such Control Person and its Affiliates and Associates in the aggregate.

8.1.8.3                    Procedural Requirements.  After such other person has become a Control Person and prior to the consummation of such Business Combination:

(i)            except as approved by a majority of the Disinterested (in respect of such Control Person) Directors, there shall have been no reduction in the annual rate of dividends paid on any Voting Stock of the Company (except as necessary to reflect any subdivision of such stock);

(ii)            except as approved by a majority of the Disinterested (in respect of such Control Person) Directors, there shall have been in increase in such annual rate of dividends as is necessary to reflect any reclassification (including any reverse Stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Voting Stock of the Corporation; and

(iii)            such other person shall not have become the beneficial owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which resulted in such person becoming a Control Person.

8.1.8.4                    Financial Advantages Denied.  After such other person has become a Control Person, none of such person and its Affiliates and Associates shall have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its subsidiaries, whether in anticipation of or in connection with a business Combination.

8.1.8.5                    Proxy.  A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder shall be mailed to the stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination, whether or not such proxy or information statement is required by law to be furnished to such stockholders.  Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Disinterested Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Disinterested Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of the Voting Stock other than the relevant Control Person (such investment banking firm, to be selected by a majority of the Disinterested Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

8.1.8.6                    Disinterested Directors.  After such person has become a Control Person and prior to the consummation of such Business Combination, the Control Person shall have taken reasonable steps to insure that the Board of Directors of the Corporation includes at all times at least one Disinterested Director and such additional Disinterested Directors so that the number of Disinterested Directors shall bear the same ratio to all Directors as the number of outstanding shares of Voting Stock of the Corporation not beneficially owned from time to time by such Control Person and its Affiliates and Associates bears to all outstanding shares of Voting Stock at the time in question.

8.2           The provisions of paragraph 8.1 of this Article 8 shall not apply to any Business Combination which shall have been approved by a majority of the Disinterested Directors of the Board of Directors of the Corporation.

8.3           For purposes of this Article 8:

8.3.1                 an “Affiliate” of a specified person is any person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;

8.3.2                 an “Associate” of a specified person is (i) any person of which such specified person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any person that bears to the specified person the relationship described in clause (i), (iii) any trust or estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as a trustee or in a similar fiduciary capacity, (iv) any relative or spouse of specified person or any person described in cause (ii), or any relative of such spouse who has the same home as such specified person or such person described in clause (ii), or (v) any other member or partner in a partnership, limited partnership, syndicate or other group of which the specified person is a member or partner and which is acting together for the purpose of acquiring, holding or disposing of any interest in the Corporation;

8.3.3                 any specified person shall be deemed to be the “beneficial owner” or to “beneficially own” any securities (i) as to which such person or any Affiliate or Associate of such person has the right, along or with others, to direct the manner of exercise of the voting rights of such securities, whether or not such person or any Affiliate or Associate of such person has any interest in any income or distribution with respect to such securities, or (ii) which such specified person or any of its Affiliates or Associates has the right to acquire immediately or at some future date pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (iii) which are beneficially owned, within the meaning of clause (i) or (ii) hereof, by any other person with which such specified person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities;

8.3.4                 a “Business Combination” is any transaction described in clauses 8.1.1 through 8.1.8 of paragraph 8.1 of this Article 8;

8.3.5                 a “Control Person” is any person (other than the Corporation or any subsidiary) who is, or at any time within the 36 month period preceding the record date for determination of stockholders entitled (by reason of this Article 8 or otherwise) to notice of and to vote on a Business Combination in which such person is the other person referred to in clauses 8.1.1 through 8.1.3 of paragraph 8.1 of this Article 8 was, the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of Voting Stock of the Corporation, considered for this purpose as one class, although the term “Control Person” shall not include any pension, profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any subsidiary or any trustee or fiduciary when acting in such capacity with respect to any such plan;

8.3.6                 a “Disinterested Director,” in respect of a Control Person, is a member of the Board of Directors of the Corporation who is not an Affiliate, Associate, representative or nominee of such Control Person and was a member of the Board of Directors prior to the time that such Control Person became a Control Person, and any successor of a Disinterested Director who is not an Affiliate, Associate, representative or nominee of such Control Person and is recommended to succeed the Disinterested Director by a majority of the Disinterested Directors (as to that Control Person) then on the Board of Directors;

8.3.7                 “Highest Per Share Price” means the highest of (i) the highest per share price paid in order to acquire any shares of Voting Stock by or on behalf of the Control Person or any Affiliate or Associate thereof; (ii) the highest Market Value per share of the Voting Stock during the thirty (30) day periods ending (A) the date of the first public announcement of a proposed Business Combination or (a) the date on which the specified person became a Control Person, whichever is higher; and (iii) if applicable, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.  For the purposes of this definition, (i) the price deemed to have been paid by a Control Person for any shares of Voting Stock of which an Affiliate or Associate is the beneficial owner shall be the price which is the highest of (A) the price paid upon the acquisition thereof by the relevant Affiliate or Associates (if any, and whether or not such Affiliate or Associate was an Affiliate or Associate ad the time of such acquisition) or (a) the Market Value of such Voting Stock on the day when the Control Person became a beneficial owner thereof, (ii) in determining the Highest Price Per Share Price, all purchases by the Control Person shall be taken into account, regardless of whether the shares were purchased before or after the Control Person became a Control Person, (iii) a person shall be deemed to have acquired a share of Voting Stock at the time such Person became the beneficial owner thereof, (iv) the price per share shall include any brokerage commissions, transfer taxes, soliciting dealer fees or other value and (v) appropriate adjustments shall be made to reflect the relevant effect of any stock dividends, splits and distributions and any combination or reclassification of Voting Stock.

8.3.8                 “Market Value” at any date is:

8.3.9                 In the case of stock, the closing sale price of a share of such stock on the principal United States securities exchange on which such Stock is listed on the last trading day immediately preceding such date on which actual sales thereof occurred on such exchange, or if such stock was not listed on any such exchange, the closing sale price or bid quotation for a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use on the last trading day immediately preceding such date on which such quotations were available, or if no such quotations were given or are available, the fair market value of such stock on such date as determined by a majority of the Disinterested Directors in good faith; and

8.3.10                 in the case of property other than cash or stock, the fair market value of such property on such date as determined by a majority of the Disinterested Directors in good faith.

8.3.11                 a “person” is any individual, corporation, partnership, limited partnership, joint venture, sole proprietorship or other legal entity;

8.3.12                 a “subsidiary” is any corporation of which a majority of the outstanding shares of capital stock having the power in all events to elect a majority of the directors of such corporation are at the time owned by the Corporation, or one or more of its subsidiaries, or by the Corporation and one or more of its subsidiaries;

8.3.13                 a “substantial part of the assets of the Corporation or any subsidiary” means assets owned directly or indirectly by the Corporation having a value of more than 15% of the total consolidated assets of the Corporation and its subsidiaries as of the end of the most recent fiscal year of the Corporation ended prior to the time of the transaction in respect of which such determination is made;

8.3.14                 “Valuation Date” with respect to the consideration to be received by holders of Voting Stock of the Corporation in a transaction to which paragraph 8.1 of this Article 8 applies is the date 3 days prior to the date of the proxy or information statement relating to such transaction referred to in clause  8.1.1 of paragraph 8.1;

8.3.15                 “Voting Stock” of the Corporation means the shares of capital stock of the Corporation entitled to vote generally in the election of the directors of the Corporation.

8.4           A majority of the Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article 8, on the basis of information then known to them, whether any person is a Control Person and the date on which the specified person became a Control Person.  Once the Board of Directors has made a determination, pursuant to the preceding sentence, that a person is a Control Person, a majority of the total number of directors of the Corporation who would qualify as Disinterested Directors shall have the power and duty to interpret all of the terms and provisions of this Article 8, and to determine on the basis of information then known to them all facts necessary to ascertain compliance with this Article 8, including, without limitation, (a) whether any person is or was, at any relevant time, the beneficial owner, directly or indirectly, of 10% or more of the Voting Stock, (b) whether any person is an Affiliate or an Associate of any person, (c) whether the assets which are subject to a transaction would constitute a substantial part of the assets of the Corporation or any subsidiary, (d) whether the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary has a Market Value in excess of $10,000,000, and (e) whether all of the applicable conditions set forth in clauses 8.1.1 through 8.1.6 of paragraph 8.1 have been met with respect to any Business Combination.  Any such determination pursuant to this paragraph (4) made in good faith shall be conclusive and binding for all purposes of this Article 8 on all parties.

8.5           For purposes of this Article 8, shares of capital stock of the Corporation subject to options, warrants or conversion rights held by any person or its Affiliates or Associates shall be deemed outstanding for the purpose of computing the percentage of outstanding shares of capital stock of the Corporation beneficially owned by such person (and any such Affiliate or Associate) but shall not be deemed outstanding for the purpose of computing the percentage of such shares beneficially owned by any other person.

8.6           Nothing contained in this Article 8 shall be construed to relieve any Control Person from any fiduciary obligation imposed by law.

8.7           Notwithstanding any other provisions of law or this Certificate of Incorporation or the By-Laws of the Corporation, this Article 8 shall not be altered, amended or repealed, nor may provisions inconsistent with this Article 8 be adopted, except by the affirmative vote of the holders of at least 66.7% of the outstanding shares of the Voting Stock of the Corporation (excluding Voting Stock beneficially owned by a Control Person), considered for this purpose as one class.

9.           Liability of Directors.  To the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to or repeal of this Article 9, and no amendment, repeal or termination of effectiveness of any law authorizing this Article 9 shall apply to or have any effect on the liability for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

10.           Indemnification.  Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors; administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted from rime to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable statutory or decisional laws as currently or hereafter in effect.  Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person or adopt provisions or policies pursuant to the By-laws of the Corporation or otherwise which provide for indemnification greater than or different from that provided in this Article 10.  Any amendment or repeal of this Article 10 shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

11.           Limited Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  Any amendment or repeal of this Article 11 shall not adversely affect any right or protection, of a director of the Corporation existing immediately prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, does hereby execute this Restated Certificate of Incorporation this 28th day of January, 2011.

DVL, Inc.

By:	/s/ Alan E. Casnoff
Name: Alan E. Casnoff Title: President